EXHIBIT 23.16

January 28, 2015

CONSENT OF EXPERT

FILED VIA SEDAR AND EDGAR

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:           Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated January 28, 2015 (together with the documents incorporated by reference therein, the "Prospectus") and the Company’s Registration Statement on Form S-3 dated November 5, 2014, as amended on January 28, 2015 (together with the documents incorporated by reference therein, the "Registration Statement").

I refer to my report entitled “Golden Eagle Project, Washington State, USA” dated July 2009 (the "Report"), as referenced in the Prospectus and the Registration Statement.

This letter is being filed as my consent to the use of my name and the Report in the Prospectus and the Registration Statement.  I also hereby consent to the inclusion and incorporation by reference of information derived from the Report in the Prospectus and the Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the Prospectus and the Registration Statement that are derived from the Report or that are within my knowledge as a result of the services I performed in connection with the Report.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

Sincerely,

“Eric Chapman”
Eric Chapman